Exhibit 10.176

Compensatory Arrangements with Certain
Executive Officers and Directors

Set forth below are the base salaries of the named executive officers of Mace Security International, Inc. for the fiscal year as well as the discretionary cash bonuses they were paid for performance in 2004:

Name	Office	Fiscal 2005 Salary	Cash Bonus
Louis D. Paolino, Jr.	President, Chief Executive Officer and Chairman of the Board	$400,000	$200,000

Robert M. Kramer	Chief Operating Officer of the Car and Truck Wash Segment, Executive Vice President, General Counsel and Secretary	$210,000	$—

Gregory M. Krzemien	Chief Financial Officer and Treasurer	$200,000	$—

Ronald R. Pirollo	Chief Accounting Officer and Corporate Controller	$160,000	$—

The cash compensation for Independent Directors is (a) an annual fee of $4,000, prorated for partial years of service, (b) a $750 fee for in-person attendance at each Board meeting, and (c) a $300 fee for in-person attendance at each committee meeting. Additionally, from time to time, the Board has awarded all directors stock options for service on the Board.